UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): JUNE 10, 2009

ISOLAGEN, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	001-31564	87-0458888
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 713-6000

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy Or Receivership

On June 15, 2009, Isolagen, Inc. (the “Company”) and, the Company’s wholly owned subsidiary, Isolagen Technologies, Inc. (“Isolagen Tech”), each filed a voluntary petition for reorganization under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware in Wilmington (the “Bankruptcy Court”) under Case Nos. 09-12072 and 09-12073, respectively. The Company and Isolagen Tech intend to continue to manage and operate their business as debtors in possession pursuant to Bankruptcy Code sections 1107 and 1108.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As of June 15, 2009, the Company has outstanding $79.2 million in principal amount of convertible, subordinated notes originally issued by the Company in 2004, which could be called due by the debt holders as early as November 2009, or earlier upon certain events of default. The filing of the voluntary petition for reorganization under chapter 11 of the Bankruptcy Code as described in Item 1.03 above constitutes an event of default under the notes, which event results in the principal and accrued interest on the notes becoming immediately due and payable, approximately $79.2 million in principal amount plus interest of approximately $1.9 million.

On April 30, 2009, the Company entered into secured promissory notes and security agreements with eight lenders pursuant to which the Company borrowed an aggregate of $500,417.00 in principal amount (the “Pre-Petition Secured Financing”). The notes bear interest at a rate of 20% per annum with principal and interest on the notes due on the earlier of June 20, 2009 or the date that the Company files for voluntary or involuntary bankruptcy. The filing of the voluntary petition for reorganization under chapter 11 of the Bankruptcy Code as described in Item 1.03 above could cause the acceleration of the due date for the notes, which as of the date consist of $513,417 in principal and accrued interest. The Company has entered into an agreement for debtor-in-possession financing to fund its continued operations and other expenses through the bankruptcy proceeding described above. It is anticipated by the Company that both the Pre-Petition Secured Financing and the debtor-in-possession financing will be converted into equity in a reorganized Company through a plan of reorganization – once confirmed by the Bankruptcy Court. Viriathus Capital LLC and John Carris Investments LLC were the co-arrangers for the debtor-in-possession financing.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The Company previously disclosed in its Form 10-Q for the period ended March 31, 2009, filed on May 15, 2009, that on May 6, 2009, the Company was advised that due to the Company’s disclosure with respect to the likelihood of bankruptcy, effective immediately the NYSE Amex LLC (the “Exchange”) halted trading in the Company’s common stock. The Company had been further advised that it would receive a notice from the Exchange that it intends to delist the Company’s common stock from listing on the Exchange.

On June 10, 2009, the Company received a notice from the Exchange that it intends to delist the Company’s common stock from listing on the Exchange, which delisting determination will be final approximately seven days from the receipt of such notification if the Company determines not to appeal such decision. The Company does not believe it has any reasonable basis to appeal the decision, and, as such, it does not intend to appeal the decision. As such, the Company expects the Exchange to file an application with the SEC to strike the Company’s common stock from listing and registration on the Exchange on or about June 18, 2009, which delisting would become effective on or about June 29, 2009.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOLAGEN, INC.

Date: June 16, 2009	By: /s/ Todd J. Greenspan

Todd J. Greenspan,
Chief Financial Officer